UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
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       Date of report (Date of earliest event reported): September 30, 2006

                            REINHOLD INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)

        DELAWARE                          0-18434                  13-2596288
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(State or other jurisdiction        (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)

12827 East Imperial Highway, Santa Fe Springs, California                 90670
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          (Address of Principal Executive Offices)                    (Zip Code)

                                 (562) 944-3281
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              (Registrant's telephone number, including area code)

                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b)
   under the Exchange Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION
REINHOLD INDUSTRIES ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS


SANTA FE SPRINGS, CA, Thursday, November 9, 2006 Reinhold Industries, Inc. (NASDAQ: RNHDA) of Santa Fe Springs, California, today announced financial results for the third quarter 2006.

         Third quarter 2006 revenues were $8.8 million, up $0.5 million (6%) from third quarter 2005. Sales in the Aerospace business unit decreased by $0.2 million (4%) to $5.9 million due primarily to lower sales of rocket nozzles related to the Ballistic Missile Defense System. Sales in the Seating Products business unit increased by $0.6 million (42%) to $1.4 million compared with the third quarter of 2005 due to revenues related to two customers previously serviced by NP Aerospace. Sales in the Commercial business unit increased by $0.1 million (17%) due primarily to additional shipments of in-ground lighting housings.

      In the first nine months of 2006, revenues were $27.5 million, up $4.6 million (20%) compared to 2005. Sales in the Aerospace business unit increased by $1.0 million (6%) to $17.2 million due primarily to additional sales of components related to the Minuteman III Propulsion Replacement Program. Sales in the Seating Products business unit increased by $3.4 million (83%) to $7.5 million due to a surge in aircraft seating demand from our largest customer, production quantity sales to a new customer, and revenues related to new customers previously serviced by NP Aerospace. Sales in the Commercial business unit increased by $0.2 million (8%) to $2.8 million due to additional shipments of in-ground lighting housings and increased selling prices.

      Income from continuing operations for the first nine months of 2006 was $3.8 million, up $4.3 million compared to 2005. The effective tax rate for the first nine months of 2006 was 29%. During the third quarter 2006, the Company recorded an additional $558,000 ($0.17 per diluted share) income tax benefit related primarily to the sale of NP Aerospace in November 2005. The effective tax rate for the first nine months of 2005 was 121% due primarily to the impact of repatriated foreign income in 2005.

      Income from discontinued operations for the first nine months of 2006 was a loss of $0.1 million compared to income of $4.7 million in 2005. Income from discontinued operations in the first nine months of 2005 includes financial results from NP Aerospace Ltd., which was sold in November 2005.

         Net income for the first nine months of 2006 was $3.7 million, or $1.11 per diluted share, compared to net income of $4.2 million, or $1.26 per diluted share in 2005. Net income in 2005 includes the operating results for NP Aerospace. NP Aerospace was sold in November 2005.

         "We continue to be pleased with our strong year over year financial performance across all product lines" said Michael T. Furry, President and CEO of Reinhold.

         On November 2, 2006 the Company announced that it and an affiliate of The Jordan Company, L.P., a leading private equity investor, had signed a definitive merger agreement pursuant to which The Jordan Company will acquire Reinhold through a tender offer for all outstanding shares of common stock of the Company for $12.50 per share.

         Pursuant to the terms of the merger agreement, Reinhold Acquisition Corp., an affiliate of The Jordan Company, L.P., will commence a tender offer within five business days to acquire all outstanding shares of Reinhold common stock at a price of $12.50 per share in cash or an aggregate value of approximately $41.3 million. Following receipt of at least 51% of Reinhold's outstanding shares in the tender offer, all remaining shares will convert into the right to receive $12.50 per share in cash through a merger. In addition to the tender of at least 51% of the outstanding shares, the closing of the transaction is subject to certain other conditions set forth in the Merger Agreement.

         Reinhold intends to file a Schedule 14D-9 Recommendation Statement with the Securities and Exchange Commission relating to the transaction with a copy of the Merger Agreement as an exhibit.

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe.

                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)
                                   (Unaudited)

                                               Three Months Ended                 Nine Months Ended
                                               9/30/06     9/30/05                9/30/06      9/30/05
------------------------------------------------------------------------------------------------------
Sales                                           $8,795      $8,297                $27,541      $22,974
Income from continuing operations
  before income taxes                            1,647         960                  5,343        2,684
Income (loss) from continuing
  operations                                     1,565        (451)                 3,782         (557)
(Loss) income from discontinued
  operations                                      (124)      1,174                   (124)       4,713
Net income                                      $1,441     $   723               $  3,658       $4,156

Diluted EPS- continuing operations              $ 0.47      ($0.14)                 $1.11       ($0.17)
Diluted EPS                                     $ 0.44       $0.22                  $1.11        $1.26
